Exhibit 10.1

MANAGEMENT AGREEMENT

This Management Agreement is made on                2023.

BETWEEN

C3IS INC., a company incorporated and existing under the laws of the Republic of Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “ Owner”), and

BRAVE MARITIME CORPORATION INC. a company registered and operating under the laws of Liberia, which has established an office in Athens, Greece (P.O. BOX 52939, 145 10 KIFISSIA) under the provisions of Law 27/1975 as amended (the “Managers”),

BACKGROUND

WHEREAS, the Owner is the legal owner of all shares issued and outstanding in the companies set forth in Schedule A hereto (the “Subsidiaries”).

WHEREAS, the Subsidiaries are the registered owners of the ships (the “Vessels”) particularly described in Schedule A hereto, as such Schedule may be amended from time to time.

WHEREAS, the Owner wishes to entrust the management of the Vessels to the Managers on the terms hereinafter set forth.

WHEREAS, the Managers main business is the operation of seagoing vessels and have the know-how and experience for the managing, operating and manning of seagoing vessels and agree to act as the Managers of the Vessels.

OPERATIVE PROVISIONS

NOW THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, it is hereby agreed as follows:

1.	The Owner hereby appoints the Managers and the Managers hereby agree to act as the Managers of the Vessels.

2.

The Managers undertake, on behalf of the Owner, to use their best endeavours and skills to provide the Services listed hereunder, in accordance with sound ship’s management practice, and to protect and promote the interests of the Owner in all matters relating to the provision of the services described hereunder.

3.

Subject to terms and conditions herein provided, during the period of this agreement the Managers will exercise their best endeavours to protect and promote the interests of the Owner and shall carry out in an economical and efficient manner, as Agents, for and on behalf of the Owner, the duties described hereunder, will provide to the Owner the services described hereunder, and will have authority to take such actions as the Managers may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.

4.

It is expressly agreed however, that the Managers in the performance of their duties and responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers, in their absolute discretion, consider to be fair and reasonable.

5.

Nothing in this Agreement shall be construed so as to grant the Managers any interest in the Vessels, or in the profits resulting from her operation or to create between the Owner and the Managers any relationship other than that of “Principal” and “Agent”.

6.	Insurances

The Managers shall arrange through competent brokers such Hull and Machinery, Protection and Indemnity, War Risks and other insurance covers as the Owner shall have instructed or agreed, in particular as regards insured values, deductibles and franchises.

All insurances shall be in the joint names of the Owner and the Managers if the Managers so wish; however, unless otherwise agreed no liability to pay premiums or P and I calls shall be imposed on the Managers, notwithstanding P and I cover restrictions which would thereby result.

The Managers shall also be responsible for following up and maintaining in force and at all times valid all insurance policies and entries of the Vessels with P and I Associations and shall also advise, if necessary, of the need to take out additional insurance and entries in order that the Vessels is fully covered against risks which might occur from any voyage in a high risk area or from the carriage of dangerous or hazardous goods.

7.	Manning

The Managers shall directly or in co-operation with manning agents appointed by the Owner, select, provide and recruit adequate, competent and qualified crew for the Vessels, as required by the Owner. These manning services include but are not limited to the following:-

a)	Employment of Master, Officers and Crew of the Vessels;

b)	Arranging for transportation of the Crew including repatriation;

c)	Training of the Crew;

d)	Supervision of the efficiency of the Crew and administration of all other Crew matters, such as relief planning for the manning of the Vessels;

e)	Payroll arrangements (payment of crew earnings and other lawful earnings of the crew);

f)	Arrangement and administration of pensions and Crew insurance;

g)	Discipline and union negotiations, labour relations and labour welfare;

h)	Enforcement of appropriate standing orders;

i)	Victualling;

j)	Ship’s cash control;

It is expressly agreed that the seamen to be recruited will always be the employees of the Owners and that the Managers will not be responsible for “any damages” whatsoever (direct or indirect, physical, financial or consequential) affecting the Vessels and caused by any negligence, default or wilful misconduct of the crew members.

8.	Chartering

The Managers shall, in accordance with the Owner’s instructions, provide directly or through other independent brokers, chartering services which include but are not limited to seeking and negotiating employment for the Vessels and the conclusion (including the execution thereof) of Charterparties or other contracts relating to the employment of the Vessels.

9.	Technical Management

The Managers shall provide technical management, by supervising the maintenance, safety, classification certification and repairs of the Vessels so as to keep the Vessels in a suitable and efficient condition for her trading. This included but is not limited to the following functions:-

a)	Supervision of the maintenance and general efficiency of the Vessels;

b)

Arrangement and supervision of dry-dockings, repairs, alterations and the upkeep of the Vessels to standards required by the Owner, provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the Classification Society, with the Laws and Regulations of the Country of Registry of the Vessels and of the places where she trades and with all the appropriate Certificates for the Vessel’s trading as required by the International Regulations and that the Vessels Trading Certificates are effective and valid at all times;

c)	Appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

d)

Advising the Owner in advance regarding the dates that the Vessels are due for inspection or survey and about any recommendation made by the Vessels Classification Society during such inspection or survey.

10.	Operation

The Managers shall provide for the operation of the Vessels, which includes but is not limited to the following functions:-

a)	Issue voyage instructions;

b)	Appointment of Agents and/or sub-agents and/or protecting agents;

c)	Appointment of stevedores;

d)	Arrange cargo handling, loading and discharging of the Vessels;

e)	Arrangement of the surveying of cargoes;

f)	Provision of all other services incidental to the operation of the Vessels including, but not limited to, cargo handling, port activities, pilotage, towage, wharfage, dockage, canal transits, etc.

11.	Freight Collection and Freight Management.

The Managers shall provide freight management which includes but is not limited to the following functions:-

a)	Calculation of hire and/or provision of voyage estimates and/or freight and/or demurrage and/or despatch monies due from or due to the Charterers of the Vessels;

b)

Collection of the Vessels income and in particular of all hire and/or freight revenues or all other monies of whatsoever kind to which the Owner may be entitled arising out of the employment of or otherwise in connection with the Vessels.

12.	Claims Handling

The Manager shall handle and settle all claims arising out of the operation of the Vessels and of the management services provided under this Agreement and shall keep the Owner informed regarding any incident of which the Managers become aware, which gives or may give rise to claims or disputes involving third parties. The Managers shall bring or defend actions, suits or proceedings on behalf of the Owner, in connection with matters entrusted to the Managers according to this Agreement.

More particularly, the Managers shall make, adjust, apportion, resist, defend, settle or abandon any claim by or on behalf of the Vessels or the Owner in respect of the insurance of the Vessels, machinery, apparel, fittings, freight earnings, demurrage, despatch, disbursements or any claim for salvage, towage, damages, average or any other claim arising under any contract which concerns the Vessels in any way or any claim which arises out of the operation of the Vessels and, in this respect, to appoint, on behalf of the Owner, lawyers to handle claims, to institute legal proceedings and to collect any such claims or monies on behalf of the Owner. However, in order to settle or abandon any claim advanced by the Owner in excess of US$ 200,000.-, the prior written consent of the Owner is necessary.

The managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interest of the Owner in respect of the Vessels. Any costs incurred by the Managers in carrying out their obligations under this clause shall be reimbursed by the Owner.

The Owner shall arrange for the provision of any necessary guarantee, bond or security.

13.	Supplies/Provisions/Stores/Spares

The Managers shall arrange for the supply of provisions, stores, deck and engine spares, as required for the Vessels operation, maintenance and technical characteristics.

14.	Bunkering

The Managers shall arrange for the provision of bunker fuel, lubricants, etc., of the quality specified by the Owner as required for the trade of the Vessels.

15.	Accounting

The Managers shall establish an accounting system which meets the requirements of the Owner and shall provide regular accounting information, reports and records to the Owner.

The Managers shall also maintain the records of all income received, and costs and expenditures incurred hereunder as well as data necessary or proper for the settlement of accounts between the parties.

In particular, the Managers shall provide inter alia the following accounting services: -

a)	Budget, Funding of Vessels operation

(I) The Managers shall present to the Owner annually a budget for the following twelve months. The annual budget shall be prepared and submitted to the Owner not less than 2 months before the anniversary date of the commencement of the Agreement. The Owner shall indicate to the Managers their acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication, it is presumed that the Owner approves said budget.

(II) The Managers shall follow as closely as possible the said budget in the running/operation of the Vessels. The Managers shall produce every three months a comparison between budgeted and actual income and expenditure of the Vessels.

(III) It is specifically agreed that the Managers will use the Vessels income to fund the Vessels running/operational costs. If the Vessels income is not sufficient to cover these costs then the Owner shall upon demand put the Managers in funds for all the Vessels expenses and the Managers shall in no circumstances be required to use or commit their own funds to finance the provisions of the management services.

b)	Income collected and Expenses paid on behalf of the Owner

All monies collected by the Managers on behalf of the Owner under the terms of this Agreement and all interest accrued thereon shall be held to the credit of the Owner.

All expenses incurred and payments made by the Managers under the terms of this Agreement on behalf of the Owner, including the Management fee, shall be debited against the Owner and shall be offset against monies collected as above.

In the event that the payments and expenses exceed the monies collected, the Owner shall immediately put the Managers in funds upon demand to cover all such payments and expenses.

c)	Financial Statements and Reports

The Managers will provide the Owner with a yearly balance sheet and a profit and loss account, according to which any existing profits may be paid to the Owner as per their request.

At the request of the Owner, the Managers may provide a six monthly interim/provisional profit and loss account, on the basis of which an interim payment of the profit may be arranged.

d)	Auditing

The Managers shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by external auditors, that the Owner may appoint at their expense, at such times as may be mutually agreed.

16.	Executive Officers Services

The Manager will provide the Owner with the services of such executive officers (“Executive Officers”) as from time to time will be agreed upon with the Owner. Initially such Executive Officers shall consist of a Chief Executive Officer and a Chief Financial Officer. The Owner will reimburse the Manager for the compensation paid by the Manager to those of its personnel who serve as the Owner’s Executive Officers. The reimbursement amount shall be approved by the Owner once per year or at such other times as the Owner may decide. The Owner shall have the option, by giving notice to the Managers, to cap, at its absolute discretion, the reimbursement amount payable per Executive Officer role.

17.	Management Fees

In consideration of the obligations undertaken by the Managers under this Agreement the Owner shall pay to the Managers the Management Fee(s).

The Management Fee(s) shall mean any sum due and payable by the Owner to the Managers and shall include the following.

17.01

Chartering commission. In consideration of the obligations undertaken by Managers under this Agreement, Owner shall pay to the Managers a commission fee equal to one and a quarter of one per cent (1.25%) calculated on the gross freight, demurrage and charter hire obtained for the employment of the Vessels on contracts or charter parties entered into by Managers during the term of this Agreement, payable to Managers on the dates when such freight demurrage of charter-hire, as the case may be, is paid or otherwise collected.

17.02

Regular fee. In addition to the commission fee due to Managers under Clause 17.01 above and, for as long as this Agreement is in effect, the Owner shall also pay to the Managers a Management Fee of US$ 440.- per day payable monthly in advance, for vessels operating in the spot market or on a time charter. For Vessels operating on bareboat charter, the Owner shall pay to the Managers a management fee of US $ 125.- per day per vessel.

17.03

SnP commission. In addition to the commission fee due to Managers under Clause 17.01 above Owner shall pay to the Managers a commission fee equal to one per cent (1.00%) calculated on the MOA price for the Vessels being bought or sold for and on behalf of the Owner.

17.04

Offices rental. The Managers shall at no extra cost to the Owner provide its own office accommodation, office staff and stationery, for one year from the date this agreement becomes effective. Thereafter, a lease may be entered into by the parties.

17.05

Termination arrangements. In the event of the appointment of the Managers being terminated by the Owner or the Managers, the management fee payable to the Managers shall continue to be payable for a further period of three calendar months.

17.06

Manning fee. In addition to all sums due to the Managers under this agreement and in consideration for the particular obligations undertaken by the Managers under Clause 7- “Manning” herein, the Owner shall pay to the Managers the fee of USD 2,500 (US Dollars Two Thousand Five Hundred) per month per managed vessel. The fee shall be due and payable in advance, on the first business day of each calendar month.

The aforementioned fee shall be assessed on a pro-rata basis for the number of days the Owner owns the managed vessel during each calendar month. Such assessment to be performed on the first business day of the next calendar month. For the purpose of the fee assessment, each calendar month shall be assumed to be 30 days.

17.07

Subcontracted management supervision fee. In case the Managers, pursuant to Clause 20 hereto, subcontract out to a third party the Technical Management of any of the Vessels, they will be entitled, for the term of the relevant agreement with the third party, to be reimbursed for all amounts paid by them to the third party; and in addition to be paid by the Owner a management fee of USD280 per day per Vessel.

17.08

Superintendents’ fees. In relation to a superintendent visiting a Vessel, the Managers shall be entitled to a fee of USD500 per visit day beyond the 5th / per superintendent visiting a Vessel / per Vessel.

18.	Sale of Vessels

If the Owner sells any Vessel during the currency of the Agreement, the Managers shall, in accordance with the Owner’s instructions, supervise the sale of the Vessel, including the performance of the sale agreement, and the negotiation of the same, if so requested by the Owner.

19.	Compliance with Laws and Regulations

The Managers will not do or permit anything to be done which might cause any breach of infringement of the laws and regulations of the Country of Registry of the Vessels, and of the places where she trades.

20.	Managers’ Right to Subcontract

The Managers shall be entitled to subcontract any part of their obligations hereunder to third parties without the consent of the Owner.

21.	Responsibilities

a)	Force Majeure

Neither the Owner nor the Managers shall be under any responsibility/liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

b)	Liability to Owner

Without prejudice to sub-clause 21(a) above, the Managers shall be under no liability whatsoever to the Owner for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with the detention of or the delay to any Vessel) and howsoever arising in the course of the performance of the management services unless same is proved to have resulted solely from the gross negligence or wilful misconduct of the managers or their employees or agents or sub-contractors employed by them in connection with any Vessel, in which case the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.

c)	Indemnity

The Owner hereby undertakes to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement and against and in respect of all costs, loss, damages, and expenses, which the Managers may suffer or incur, during the course of the performance of this Agreement.

d)	Himalaya

It is hereby expressly agreed that no employee or agent of the Managers shall in any circumstances whatsoever be under any liability whatsoever to the Owner for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part, while acting in the course of or in connection with his employment and, every exception, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid.

22.	Inspection of Vessels

The Owner shall have the right at any time, after giving reasonable notice to the Managers, to inspect any Vessel for any reason they consider necessary.

23.	Term and Termination of Agreement

This Agreement shall come into effect on the date hereof and shall continue until December 31, 2025. Thereafter it shall be extended on a year to year basis unless either party hereto, at least six months’ prior to the end of the then current term, shall give written notice to the other that it wishes to terminate this Agreement at the end of the then current term.

Termination by Default

The Managers shall be entitled to terminate the Agreement forthright if any monies payable by the Owner shall not have been received in the Managers’ nominated account within thirty days of payment having been requested in writing by the Managers.

This Agreement shall furthermore terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if either party suspends payment, ceases to carry on business, or makes any special arrangement or composition with its creditors.

This Agreement shall be deemed to be terminated in case of the sale of all Vessels or if all Vessels become a total loss or are declared as a constructive or compromised or arranged total loss or are requisitioned.

For the purpose of the above sub-paragraph, the date upon which any Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owner ceases to be registered as Owner of the Vessel.

The Vessels shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss, or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of any Vessel has occurred.

The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

24.	Notices

Any notice hereunder may be given by telefax, registered mail, personal or courier services to the following address:

BRAVE MARITIME CORPORATION INC. Address: P.O. BOX 52939 14610 N. Erithrea Athens – Greece

Phone Fax	: : :	(+30) 210 6252849 – 6252850 (+30) 210 6252817

25.	Law and Arbitration

This Agreement is governed by and shall be construed in accordance with the Law of England and Wales; and any dispute arising therefrom shall be referred to Arbitration in London, one Arbitrator being appointed by each party with the power to appoint an Umpire in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force.

26.	Effective Date

This Agreement will be effective from the date on which the Registration Statement which the Owner has filed with the United States Securities and Exchanges Commission on 12 April 2023, becomes effective.

SCHEDULE A

VESSEL	OWNING COMPANY	FLAG	OFFICIAL NUMBER
Eco Bushfire	Dry Bulk International Trading And Shipping Inc.	Marshall Islands	3632
Eco Angelbay	Raw Commodities And Exports Inc.	Marshall Islands	10038

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorised officers, on the date first above written.

For and on behalf of	For and on behalf of
C3IS INC.	BRAVE MARITIME CORPORATION INC.

ADAMANTIOS ANDRIOTIS CEO	PANTELIS VETSIKAS Sole Director